Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

AIM ImmunoTech Inc.

Ocala, Florida

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of AIM ImmunoTech, Inc. of our report dated March 30, 2020, relating to the consolidated financial statements of AIM ImmunoTech, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of AIM ImmunoTech, Inc. for the year ended December 31, 2020.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus, which is a part of this Registration Statement.

/s/ Morrison, Brown, Argiz & Farra, LLC
Miami, Florida

January 21, 2022